PROMISSORY NOTE

$75,000

January 19, 2001
Oakton, Virginia

for value received, SPORTSCOMBINE.COM, INC., a Delaware corporation ("Payor") promises to pay to VirtualSellers and/or assigns ("Holder"), the principal sum of $75,000 with interest on the outstanding principal amount at prime +2% interest (Interest only). Interest shall accrue until the maturity date, when all interest and principal will be paid in full. In no event shall interest charged or received by Holder be greater than the maximum interest rate permitted by applicable law.

1. All payments of interest and principal shall be in lawful money of the United States of America, and shall be made pro rata among all Holders. All payments shall be applied first to accrued interest, and thereafter to principal.

2. The entire outstanding principle and all unpaid accrued interest shall become fully due and payable on July 19, 2001, (the "Maturity Date"), with the option on the part of the Payor to extend for an additional six months, and/or unless otherwise agreed to in writing by both parties. If the option is exercised, interest for the initial six months will be due at that time, after which monthly interest only payments will be made until the loan is paid in full.

3. In the event of any default hereunder, Payor shall pay all reasonable attorneys' fees and court costs incurred by Holder in enforcing and collecting this Note.

4. Payor hereby waives demand, notice, presentment, protest and notice of dishonor.

5. The terms of this Note shall be construed in accordance with the laws of the Commonwealth of Virginia, as applied to contracts entered into by Virginia residents within the Commonwealth of Virginia, which contracts are to be performed entirely within the Commonwealth of Virginia.

6. Any term of this Note may be amended or waived with the written consent of Payor and the Holder.

SPORTCOMBINE.COM, INC.

/s/ Kevin C. Samson

By: Kevin C. Samson

Title: President